EXHIBIT 99.1

Industrial Enterprises of America Approved for Trading on NASDAQ
Thursday April 19, 7:30 am ET

NEW YORK--(BUSINESS WIRE)--Industrial Enterprises of America, Inc. (OTC BB:IEAM - News), a specialty automotive aftermarket supplier, today announced that it has been approved to list its common shares on The Nasdaq Capital Market. It is expected that the Company's stock will begin trading on the Nasdaq under its current symbol "IEAM" sometime next week.

"This is an exciting milestone for Industrial Enterprises. Listing on the Nasdaq will provide increased visibility for the company and improved liquidity for our shareholders." stated John Mazzuto, Chief Executive Officer.

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels.

Contact:
Lippert/Heilshorn & Associates
Chris Witty / Jody Burfening, 212-838-3777
cwitty@lhai.com